Contact: Beverly Bergman of Winthrop Realty Trust, +1-617-570-4614; or Carol Merriman, VP Investor Relations & Corporate Development of Lexington Realty Trust, +1-212-692-7264, cmerriman@lxp.com

FOR IMMEDIATE RELEASE
July 12, 2007

         EXPIRATION DATE OF TENDER OFFER FOR COMMON SHARES IN WELLS REAL
            ESTATE INVESTMENT TRUST, INC. EXTENDED TO JULY 20, 2007

      New York, July 12 - Lex-Win Acquisition LLC, a joint venture among Lexington Realty Trust (NYSE:LXP), Winthrop Realty Trust (NYSE:FUR), an affiliate of Starwood Capital Group Global, L.L.C. and two additional investors, today announced that it is extending the expiration date of its tender offer for up to 45,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc. (Other OTC:WLRE.PK) at a price of $9.30 per share. The offer has been extended so that it will now expire at 5:00 p.m., New York time on July 20, 2007.

      Lex-Win recently has been informed that numerous Wells stockholders had not until recently received the information relating to Lex-Win's offer including, most specifically, individuals whose shares are held in custodial accounts such as IRA or 401k accounts. The extension of the offer is being made to afford all Wells stockholders an opportunity to review the offer materials and make an informed decision. At the close of business on July 12, 2007, Lex-Win had received tenders for 2,787,444 shares.

      Lex-Win's offer is being made subject to the terms and conditions set forth in, and solely through its Offer to Purchase, dated May 25, 2007, as amended by Supplement No. 1 thereto dated June 12, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. Copies of Lex-Win's Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be obtained from Lex-Win's information agent for the offer, MacKenzie Partners, Inc., (212) 929-5500 (call collect), or Toll-Free: (800) 322-2885.


This press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase, dated May 25, 2007, as amended by Supplement No. 1 thereto dated June 12, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.